Exhibit 4.4

CERTIFICATE OF ELIMINATION

OF THE

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

Pursuant to Section 151 of the
General Corporation Law of
the State of Delaware

American Axle & Manufacturing Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

FIRST: That, pursuant to authority conferred upon the Board of the Company (the “Board”) by its Certificate of Incorporation (as amended, the “Certificate of Incorporation”), and, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board previously designated 100,000 shares of authorized shares of preferred stock of the Company as Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (“Series A Preferred Stock”) and established the voting powers, designation, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof, and on September 23, 2003, filed a certificate of designations in the office of the Secretary of State of the State of Delaware with respect to the Series A Preferred Stock (the “Series A Certificate of Designations”).

SECOND: That no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock shall be issued by the Company.

THIRD: That the following resolutions were adopted on June 25, 2020 by the Board pursuant to the authority granted by Section 151(g) of the DGCL, approving the filing of a Certificate of Elimination of the Series A Preferred Stock (this “Certificate of Elimination”):

“WHEREAS, by resolution of the Board of Directors (the “Board”) of American Axle & Manufacturing Holdings, Inc. (the “Company”) duly adopted, and by a certificate of designations filed with the Office of the Secretary of State of the State of Delaware (the “Series A Certificate of Designations”), 100,000 shares of authorized shares of preferred stock of the Company were designated as Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”), which Series A Certificate of Designations established the voting powers, designation, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of the Series A Preferred Stock;

WHEREAS, the rights agreement to which the Company was a party that necessitated the designation of the Series A Preferred Stock has expired; and

WHEREAS, in light of the foregoing, the Board deems it desirable that, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), a certificate of elimination of the Series A Preferred Stock (the “Series A Certificate of Elimination”) be executed and filed with the Secretary of State of the State of Delaware and that all 100,000 shares of Series A Preferred Stock heretofore designated resume the status of authorized and unissued shares of preferred stock, par value $0.01 per share, of the Company, and that all matters set forth in the Series A Certificate of Designations be eliminated from the Company’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”).

NOW THEREFORE BE IT:

RESOLVED, that as of the date hereof, no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock will be issued by the Company;

RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to prepare, execute and deliver the Series A Certificate of Elimination and any and all other certificates, agreements and other documents which they may deem necessary or advisable in order to effectuate the elimination of the Series A Preferred Stock, as provided by Section 151(g) of the DGCL in accordance with Section 103 of the DGCL; and

RESOLVED, that when such Series A Certificate of Elimination becomes effective, all references to the Series A Preferred Stock in the Certificate of Incorporation shall be eliminated and the shares of Series A Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $0.01 per share, of the Company, without designation as to series.”

FOURTH: That in accordance with the provisions of Section 151(g) of the DGCL, upon the filing of this Certificate of Elimination, the Certificate of Incorporation is hereby amended to eliminate all matters set forth in the Series A Certificate of Designations from the Certificate of Incorporation, and all shares of Series A Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $0.01 per share, of the Company, without designation as to series.

IN WITNESS WHEREOF, this Certificate of Elimination is executed on behalf of American Axle & Manufacturing Holdings, Inc. on this 2nd day of July, 2020.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

By:	/s/ David E. Barnes
Name:	David E. Barnes
Title:	Vice President, General Counsel & Secretary

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